Exhibit 10.10

Twynam Agricultural Group Pty Limited

[***]

[***]

22 March 2017

Dear Sirs

RE: FUNDING AGREEMENT CLARIFICATION

As you know, Vast Solar Pty Limited (Vast Solar) is proposing to raise money to fund further development of its technology and future project development. This money may be in the form of equity or debt, or some other form.

As part of this capital raising effort, Vast Solar is going through the usual process of compiling a list of all relevant information and documents to form part of a package of materials to be provided to potential investors. This will include a summary of relevant documents and a form of “information memorandum” which will summarise the history of Vast Solar and seek to describe its current position and prospects.

Vast Solar has entered into several arrangements with Twynam Agricultural Group Pty Limited (Twynam) over the years. Those arrangements are material to Vast Solar and will be important to any potential investor.

The current funding agreement between Vast Solar and Twynam was entered into in January 2016 (Funding Agreement). The Funding Agreement refers to several earlier arrangements between Vast Solar and Twynam (some of which were superseded by the Funding Agreement, and some of which were paid out using funds provided under the Funding Agreement).

As part of Vast Solar’s review of the Funding Agreement, it was noticed that the Funding Agreement does not accurately reflect the terms agreed between Twynam and Vast Solar.

It was also noticed that something similar occurred in an earlier agreement, referred to in the Funding Agreement as “Loan 1”, which was made in accordance with the terms set out in a document titled “Loan Agreement” dated 15 May 2013 (Loan 1 Agreement). There is some recollection that this was corrected at the time but Vast Solar cannot locate any records of the correction.

These errors relate to the ability of Twynam to convert certain notes issued to it by Vast Solar. Vast Solar would like to correct those errors.

For completeness, we note that convertible loan 2 reflects the proper agreement. Loan 2 was in slightly different terms to Loans 1 and 3 for reasons particular to the time Loan 2 was entered into.

Funding Agreement

Clause 4.1 of the terms of the Convertible Notes No 3 issued under the Funding Agreement suggests that Twynam can elect to convert any or all of its outstanding Convertible Notes No 3 into Shares at any time. This is not Vast Solar’s understanding of the agreement.

Vast Solar Pty Ltd ABN: 37 136 258 574

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Vast Solar understands that Twynam can only elect to convert any of the Convertible Notes No 3 on an Event of Default or if the Convertible Note No 3 has not been redeemed by Vast Solar at the end of the term.

Loan 1 Agreement

Vast Solar’s understanding was that Loan 1 was on the same terms, In other words, using the definitions in the Loan 1 Agreement, Vast Solar’s understanding was that Twynam could only elect to convert the ‘‘Indebtedness” as specified on an “Event of Default” (or on the “Maturity Date” if the “Loan Balance” had not been repaid).

Confirmation

Could you please confirm that Twynam agrees that:

(a)	Twynam can only exercise a right of conversion of a Convertible Note No 3 under the Funding Agreement on an Event of Default or if the Convertible Note No 3 has not been redeemed by Vast Solar at the end of the term; and

(b)	the paragraph above titled “Loan 1 Agreement” accurately describes the actual agreement and that Twynam does not object to Vast Solar describing the terms of the Loan 1 Agreement as outlined above,

by signing and returning a copy of this letter?

Upon receiving that confirmation, we will get a simple variation to Loan 3 drawn up and signed to avoid the problem we had with Loan 1.

Yours faithfully

/s/ James Fisher

James Fisher

Director, Vast Solar Pty Ltd

With respect to the Loan 1 Agreement, Twynam agrees that, if Vast Solar was to give a notice under Clause 3.3 electing to repay the Loan Balance outstanding, Twynam could not then issue a notice electing to convert the Indebtedness under Clause 4.1 (unless of course Vast Solar did not actually repay the Loan Balance). Twynam also confirms it does not object to Vast Solar describing the terms of the Loan 1 Agreement in this manner.

Yours faithfully

/s/ John Kahlbetzer

John Kahlbetzer

Director, Twynam Agricultural Group Pty Ltd

Vast Solar Pty Ltd ABN: 37 136 258 574

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